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                                                                   EXHIBIT 10(l)

                                K N Energy, Inc.
                         1996 EXECUTIVE INCENTIVE PLAN
                                 March 1, 1996


I. PLAN PURPOSE - To enhance K N's ability to achieve stated goals through at risk compensation that is contingent on accomplishment of primary corporate and division/personal objectives and subject to the absolute discretion of the Compensation Committee of the Board of Directors.


II.     PLAN ADMINISTRATION

        A. The Plan shall be administered by the Compensation Committee of the Board of Directors appointed from among its own number (hereafter called the "Committee"). Membership of the Committee is governed by Board provisions. No member of the Committee shall be eligible for Plan participation while serving upon the Committee.

        B. The Committee shall have full power to construe and interpret this Plan, and to establish and amend rules for its administration. Similarly the determination of officers who may participate under the Plan, and the amount of awards to such participants shall rest in the absolute discretion of the Committee. This Plan is administered for non-officer participants by the Incentive Plan Committee as appointed by CEO.

        C. This Plan is administered without regard to race, color, religion, sex, national origin, age, disability, Vietnam Era Veteran, disabled veteran status, or citizenship status.


III.     PARTICIPATION

        A. Prior to April 15, 1996, the Committee designates officer participants for the next year. The CEO designates non-officer participants. Participation in one year will not guarantee participation in following years.

        B. Participants will be assigned to level of eligibility, based on degree of responsibility for corporate-wide results.

                Level I:         Responsible for K N-wide results

                Level II:        Responsible for multiple major segments

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                Level III:       Responsible for major support segment(s)
                                 within K N and selected key contributors

                Level IV:        Responsible for major segment(s) within K N and
                                 selected key contributors

                Level V: Responsible for important segment(s) within K N and selected key contributors


IV.     BASIS OF AWARDS

        A. Awards are to be based on a combination of corporate and division/personal goals and the extent to which superior personal performance contributed to goal achievement. The mix between such goals will depend on participant level.

                Level I:         90% corporate/10% personal.

                Level II:        Vary by participant with a minimum 80%
                                 corporate. The mix will be determined at the beginning of a Plan year.

                Level III:       Vary by participant with a minimum 70%
                                 corporate. The mix will be determined at the beginning of a Plan year and should consider the relative impact such participant has on a specific business segment/key contribution area versus the corporate results.

                Level IV:        Vary by participant with a minimum 60%
                                 corporate. The mix will be determined at the beginning of a Plan year and should consider the relative impact such participant has on a specific business segment/key contribution area versus the corporate results.

                Level V: Vary by participant with a minimum 60% corporate. The mix will be determined at the beginning of a Plan year and should consider the relative impact such participant has on a specific business segment versus the corporate results.

        B. Specific target objectives will be established each year for corporate performance and for division/personal performance.

                1. Up to four corporate objectives may be established to focus on attainment of primary goals.





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                2.  Up to four division/personal objectives may be established and assigned appropriate weightings.

                3. Prior to the start of each Plan year threshold, target and optimum performance levels will be defined for each objective. Particular emphasis will be placed on performance oriented objectives, financial measures, cost control measures and other measures linked to strategic objectives designed to improve existing performance, management effectiveness, productivity, safety, cost control, service levels and efficiencies to clearly benefit customers and thereby shareholders.

                4. When individual performance objectives and annual financial results are available following the conclusion of each year, the Compensation Committee shall review the performance relative to all objectives of Level I participants (CEO reviews all other participants) and rate the level of contribution as follows:

                PERFORMANCE
                LEVEL                         GUIDELINE DEFINITION
                -----------                   --------------------

                Maximum                       Superior results produced -significantly above target.

                Target                        Overall results fully meet desired level of performance, which represented a "stretch" for the participant.

                Threshold                     Overall results fall somewhat short of Target performance in the absence of any significant external business conditions.

                Minimum                       Unacceptable progress toward achieving performance objectives.

        C.  Corporate Goals for 1996

                1. Achieve primary objective of net operating income per share excluding effect of new equity issued during the year:

                                                               1996
                                                               ----
                             Threshold                =        1.93
                             Target                   =        2.04
                             Maximum                  =        2.14





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                2.       Achieve consolidated return on average equity
                         excluding new equity issued during the year:

                                                               1996
                                                               ----
                             Threshold                =        13.10%
                             Target                   =        13.80%
                             Maximum                  =        14.50%

                3.       Achieve annual operating income:

                                                               1996
                                                               ----
                             Threshold            =        $120.0 million
                             Target               =         125.0 million
                             Maximum              =         130.0 million

                4. Achieve the objectives consistent with our corporate values without compromising employee or public safety, or the investments that will serve as the foundation for future growth.


V.      SIZE OF INCENTIVE PAYMENTS

        A. The corporate incentive and the division/personal incentive are entirely separate and not contingent on the performance level of the other. However, each is reviewed based on the extent to which superior personal performance contributed to goal achievement.

        B. The 1996 incentive targets, expressed as a percent of the officer participant's 1996 salary range midpoint are:

                      Level I   Level II     Level III  Level IV   Level V
                      ----------------------------------------------------
                                          Strategic Team Officers
            Threshold            10%          10%          10%          5%
            Target               30%          20%          15%         10%
            Maximum              45%          30%          20%         15%

            These targets require adjustment to reflect the appropriate corporate and division/personal allocation; for instance, a Level IV participant with a 60% corporate and 40% division/personal goal allocation would have incentive potential of:

                                              Division/
                         Corporate            Personal         Combined
                         ----------------------------------------------
        Threshold             6%                   4%           10%
        Target                9%                   6%           15%
        Maximum              12%                   8%           20%





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        C.      Incentive amounts may be prorated based on performance between the stated Threshold, Target and Maximum levels. No payment will be made for performance below the Threshold level.

        D. Non-officer participant incentive targets are based on above percents and applied to the participant's ending annualized 1996 salary.

VI. DISCRETIONARY AWARDS - In addition to the incentive award established above, the Committee, in its sole discretion, may grant an additional award to any or all participants to recognize exceptional contribution not anticipated at the time the annual objectives were developed. The amount of this award would not exceed 10% of the salary of the participant receiving the award.

VII.    TIMING OF PAYMENTS

        A. At risk, contingent compensation will be paid, in cash, as soon as practical after individual performance has been reviewed and fiscal results are available following the end of the year to participants who are active employees as of the last day of the year. Payments will be prorated for participants who become totally disabled or retire during the year, based on the portion of the year that they were active employees. Incentive payments will be paid to the estate of a deceased participant.

        B. Participants may elect, before the beginning of a year, to defer all or a portion of their awards earned, if any. Amounts deferred shall accrue interest at a rate to be determined at the time the deferral is designated. Participants electing to defer will be unsecured creditors of K N, with respect to such deferrals.

VIII.   PLAN EFFECTIVE DATE

        A. The Plan shall be effective for 1996 if ratified by the Board of directors prior to April 15, 1996.

        B. The Plan shall remain in effect for 1996, subject to modifications by the Board.

IX.     OTHER ITEMS

        A. Not a Contract of Employment. This Plan shall not be deemed to constitute a contract of employment, nor shall





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                any provision hereof restrict the right of K N Energy, Inc. (or its subsidiaries) to discharge a participant(s) at will.

        B. Controlling Law. This Plan and its provisions shall be governed by, and construed in accordance with, the Laws of the State of Colorado.

        C. Number and Gender. Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

        D. Unfunded obligation. The obligation to pay amounts under this Plan is an unfunded obligation of K N Energy, Inc. (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of K N Energy, Inc. (including its subsidiaries).

        E. Non-Alienation. Participant(s) shall not have any right to pledge, hypothecate, anticipate or assign this Plan or the rights hereunder, except by will or the laws of descent and distribution.

        F. Severability. Any provision in this Plan that is prohibited or unenforceable in any jurisdiction under applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.





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